UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
June 20, 2008

SCOLR Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31982	91-1689591
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3625 132nd Avenue SE, Suite 400
Bellevue, WA 98006
(Address of principal executive offices)

(425) 373-0171
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “SCOLR Pharma” refer to SCOLR Pharma, Inc., a Delaware corporation.

Item 1.01.  Entry into a Material Definitive Agreement.

On June 20, 2008,SCOLR Pharma, Inc. entered an agreement with Arden Realty Limited Partnership to lease approximately 20,500 square feet of office and laboratory space at 19204 North Creek Parkway, Bothell, WA.  The term of the lease is 88 months and expected to commence in October 2008, subject to completion of tenant improvements.  The monthly base rent is as follows:

Months	Monthly Base Rent
1 and 6-12	$31,379
13-24	$32,333
25-36	$33,287
37-48	$34,335
49-60	$35,289
61-72	$36,426
73-84	$37,491
85-88	$38,629

The monthly base rent is subject to certain adjustments described in the lease and rent will be abated for four months during the first year of the lease term. We will be responsible for certain additional rent, including our proportionate share of property taxes, insurance, utilities and certain maintenance expenses. The lease provides us with an option to extend the term for one five-year period. As security for our obligations under the lease agreement, we provided a $564,000 irrevocable, unconditional standby letter of credit which is secured by a restricted cash account. The amount of the letter of credit will be reduced over the term of the lease.

A copy of the Lease is attached as Exhibit 10.1 to this report and is incorporated herein. The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained under Item 1.01 above is incorporated into this item by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Standard Multi-Tenant Lease dated June 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR PHARMA, INC.
Dated: June 24, 2008	By:	/s/ Daniel O. Wilds
Daniel O. Wilds President and Chief Executive Officer